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                                                                    Exhibit 23.2



            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


The Board of Directors
Coeur d'Alene Mines Corporation:

We consent to the incorporation by reference or inclusion in the registration statement on Form S-4 of Coeur d'Alene Mines Corporation of our report dated February 13, 2004, except as to Notes A, C, P, Q, and T, which are as of August 15, 2004, with respect to the consolidated balance sheets of Coeur d'Alene Mines Corporation as of December 31, 2003 and 2002, and the related consolidated statements of operations and comprehensive loss, shareholders' equity, and cash flows for the years then ended, which report appears in the December 31, 2003 annual report on Form 10-K/A of Coeur d'Alene Mines Corporation, of our report dated August 10, 2004, with respect to the balance sheet of Coeur d'Alene Canadian Acquisition Corporation as of July 31, 2004, and of our report dated August 18, 2004, with respect to the balance sheet of Coeur d'Alene Mines Holdings Company, and to the reference to our firm under the heading "Experts" in the registration statement.

Our report on Coeur d'Alene Mines Corporation refers to the adoption of Statement of Financial Accounting Standards No. 143, Accounting for Asset Retirement Obligations, as of January 1, 2003.

Our report also refers to a restatement of the consolidated financial statements as of and for the years ended December 31, 2003 and 2002.




                                    KPMG LLP


Denver, Colorado
August 20, 2004